As filed with the United States Securities and Exchange Commission on August 3, 2022

Registration No. 333-251970

Registration No. 333-237322

Registration No. 333-232039

Registration No. 333-229859

Registration No. 333-225401

Registration No. 333-222846

Registration No. 333-219981

Registration No. 333-191048

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-8 Registration Statement No. 333-251970

Form S-8 Registration Statement No. 333-237322

Form S-8 Registration Statement No. 333-232039

Form S-8 Registration Statement No. 333-229859

Form S-8 Registration Statement No. 333-225401

Form S-8 Registration Statement No. 333-222846

Form S-8 Registration Statement No. 333-219981

Form S-8 Registration Statement No. 333-191048

UNDER

THE SECURITIES ACT OF 1933

PRO FARM GROUP, INC.

(Formerly known as Marrone Bio Innovations, Inc.)

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-5137161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7780-420 Brier Creek Parkway
Raleigh, North Carolina	27617
(Address of principal executive offices)	(Zip Code)

Marrone Bio Innovations, Inc. 2019 Employee Stock Purchase Plan

Marrone Bio Innovations, Inc. 2013 Stock Incentive Plan, As Amended

Marrone Bio Innovations, Inc. 2013 Stock Incentive Plan

Marrone Bio Innovations, Inc. 2011 Stock Plan

Marrone Bio Innovations, Inc. Stock Option Plan

(Full title of the plans)

Federico Trucco Chief Executive Officer

7780-420 Brier Creek Parkway

Raleigh, North Carolina 27617

(Name, and address of agent for service)

(530) 750-2800

(Telephone number, including area code, for agent for service)

Copies to:

Matthew S. Poulter, Esq. Pierre-Emmanuel Perais, Esq. Linklaters LLP
1290 Avenue of the Americas
New York, NY 10104
(212) 903-9000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”) previously filed by Pro Farm Group, Inc. (formerly known as Marrone Bio Innovations, Inc.), a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”):

1.	Registration Statement on Form S-8 (No. 333-251970), filed with the SEC on January 8, 2021, pertaining to the registration of 5,861,741 shares of the Registrant’s common stock, par value $0.00001 per share (the “Shares”) for issuance under the Registrant’s 2013 Stock Incentive Plan, as amended;

2.	Registration Statement on Form S-8 (No. 333-237322), filed with the SEC on March 20, 2020, pertaining to the registration of 4,883,425 Shares for issuance under the Registrant’s 2013 Stock Incentive Plan, as amended;

3.	Registration Statement on Form S-8 (No. 333-232039), filed with the SEC on June 7, 2019, pertaining to the registration of 1,000,000 Shares for issuance under the Registrant’s 2019 Employee Stock Purchase Plan;

4.	Registration Statement on Form S-8 (No. 333-229859), filed with the SEC on February 25, 2019, pertaining to the registration of 3,874,168 Shares for issuance under the Registrant’s 2013 Stock Incentive Plan, as amended;

5.	Registration Statement on Form S-8 (No. 333-225401), filed with the SEC on June 1, 2018, pertaining to the registration of 3,500,000 Shares for issuance under the Registrant’s 2013 Stock Incentive Plan, as amended;

6.	Registration Statement on Form S-8 (No. 333-222846), filed with the SEC on February 2, 2018, pertaining to the registration of 5,097,281 Shares for issuance under the Registrant’s 2013 Stock Incentive Plan, as amended;

7.	Registration Statement on Form S-8 (No. 333-219981), filed with the SEC on August 15, 2017, pertaining to the registration of 3,254,467Shares for issuance under the Registrant’s 2013 Stock Incentive Plan; and

8.

Registration Statement on Form S-8 (No. 333-191048), filed with the SEC on September 6, 2013, pertaining to the registration of 1,928,614 Shares for issuance under the Registrant’s 2013 Stock Incentive Plan, of 1,173,660 Shares for issuance under the Registrant’s 2011 Stock Plan, and of 885,636 Shares for issuance under the Registrant’s Stock Option Plan, as amended.

The Registrant is filing this Post-Effective Amendment to its Registration Statements to withdraw and remove from registration the securities of the Registrant that had been registered but remain unsold or not yet issued under such Registration Statements.

On July 13, 2022, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of March 16, 2022 (the “Merger Agreement”), by and among the Registrant, Bioceres Crop Solutions Corp. (“Parent”), and BCS Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Parent, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as a wholly-owned subsidiary of Parent.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statements. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of each of the Registration Statements and, in accordance with undertakings made by the Registrant in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on August 3, 2022.

PRO FARM GROUP, INC. (Formerly known as Marrone Bio Innovations, Inc.)

By:	/s/ Federico Trucco
	Name:	Federico Trucco
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.